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                      August 21, 2023

       Bin Zhao
       Chief Executive Officer
       Agora, Inc.
       Floor 8, Building 12
       Phase III of ChuangZhiTianDi
       333 Songhu Road
       Yangpu District, Shanghai
       People   s Republic of China

                                                        Re: Agora, Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39340

       Dear Bin Zhao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Li He